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                                                                      Exhibit 99
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AT THE COMPANY                                                   ON THE WEB
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Thomas G. Smith                                                 www.fceinc.com
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060


FOR IMMEDIATE RELEASE

FOREST CITY SPLITS STOCK
3-FOR-2 AND INCREASES
QUARTERLY DIVIDEND


CLEVELAND - SEPTEMBER 4, 2001 - Charles A. Ratner, President and Chief Executive Officer of FOREST CITY ENTERPRISES, INC. (NYSE: FCEA AND FCEB) announced today that the Board of Directors has approved a three-for-two stock split to be effected as a stock dividend and also declared a 7.1 percent increase in the Company's quarterly dividend.

Holders of Forest City's Class A and Class B Common Stock will receive one additional share of Common Stock for every two shares held on the record date of October 31, 2001. The additional shares will be distributed on or about November 14, 2001, by the Company's transfer agent, National City Bank in Cleveland, Ohio.

Charles A. Ratner, commented, "The stock split confirms our Board's confidence that Forest City will continue to grow shareholder value. This is our third stock split in five years."

In a separate action, the Board of Directors declared an increase in the quarterly cash dividend to $0.05 per share on a post-split basis. This represents a 7.1 percent increase over the current dividend rate. The dividend applies to the outstanding shares of both Class A and Class B Common Stock and is payable on December 17, 2001, to shareholders of record at the close of business on December 3, 2001.

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Forest City Enterprises, Inc. is a $4 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels. The Company's primary markets include Boston, Denver, Los Angeles, New York, Philadelphia, Richmond (Virginia), San Francisco and Washington, D.C.

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